Exhibit 10.13

Employment Agreement

This Employment Agreement, dated as of July 7, 2004 (the “Agreement”), is made by and between Horizon Lines, LLC, a Delaware limited liability company (together with any successor thereto, the “Company”) and M. Mark Urbania (the “Executive”).

RECITALS

A.	It is the desire of the Company to assure itself of the services of the Executive by engaging the Executive to perform services under the terms hereof.

B.	The Executive desires to provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.	Certain Definitions.

(a)	“Annual Base Salary” shall have the meaning set forth in Section 3(a).

(b)	“Board” shall mean the Board of Directors of the Company or of H-Lines.

(c)	The Company shall have “Cause” to terminate the Executive’s employment hereunder upon:

(i)	the Board’s determination that the Executive failed to substantially perform the duties listed in Section 2(c) (other than any such failure resulting from the Executive’s Disability) which is not remedied within 10 days after written receipt from the Designee specifying such failure;

(ii)	the Board’s determination that the Executive failed to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board consistent with the terms of this Agreement ) which is not remedied within 10 days after written receipt from the Designee specifying such failure;

(iii)	the Executive’s material breach of the Company’s code of ethics, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure;

(iv)	the Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude (other than a traffic violation or arising purely as a result of the Executive’s title or position with the Company);

(v)	the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities under this Agreement; or

(vi)	the Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty, in each case, against the Company.

(d)	“Company” shall have the meaning set forth in the preamble hereto. The term “Company “ when used herein in the context of determinations or directions by the Company shall be construed to refer to the Board, a duly authorized committee of the Board or a designee of the Board (the “Designee”).

(e)	“Compensation Committee” means the Compensation Committee of the Board.

(f)	“Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated pursuant to Section 4(a)(ii)—(v) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier; (iii) if the Executive’s employment is terminated pursuant to Section 4(a)(vi) or Section 4(a)(vii), the expiration of the then-applicable Term.

(g)	“Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer that definition of disability which, if the Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether the Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean the Executive’s inability to perform, with or without reasonable accommodation, the essential functions of his position hereunder for a total of three months during any six month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative. Such agreement as to acceptability shall not to be unreasonably withheld or delayed by the Executive or the Executive’s legal representative. Any refusal by the Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of the Executive’s Disability.

(h)	“Executive” shall have the meaning set forth in the preamble hereto.

(i)	“H-Lines” shall mean H-Lines Holding Corp., a Delaware corporation

(j)	“Inventions” shall have the meaning set forth in Section 8.

(k)	“Notice of Termination” shall have the meaning set forth in Section 4(b).

(l)	“Restricted Stock” shall have the meaning set forth in Section 3(c).

(m)	“Term” shall have the meaning set forth in Section 2(b).

2.	Employment.

(a)	The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b)	The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the date hereof and ending on December 15, 2005, unless earlier terminated as provided in Section 4. The employment term hereunder shall automatically be extended for successive one-year periods (“Extension Terms” and, collectively with the Initial Term, the “Term”) unless either party gives notice of non-extension to the other no later than ninety days prior to the expiration of the then-applicable Term.

(c)	Position and Duties. The Executive shall serve as Senior Vice President and Chief Financial Officer of the Company with such customary responsibilities, duties and authority as may from time to time be assigned to the Executive by the Board. The Executive shall report to the Board. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company. The Executive agrees to observe and comply with the Company’s rules and policies and code of ethics as adopted by the Company from time to time. During the Term, it shall not be a violation of this Agreement for the Executive to (i) serve on industry trade, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; or (iii) manage personal investments, as long as such activities do not interfere with the performance of the Executive’s duties and responsibilities as an employee of the Company. During his employment and for the twelve-month period following the Date of Termination, the Executive, on the one hand, and the directors and officers of the Company, on the other hand, shall not disparage in any material respect the other, either orally or in writing. The foregoing shall not limit a party from truthful testimony in response to a subpoena or governmental inquiry or from commencing an action to enforce their rights in a legal action.

3.	Compensation and Related Matters.

(a)	Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of $250,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to increase as determined by the Compensation Committee (the “Annual Base Salary”).

(b)	Annual Bonus. The Executive shall be eligible to receive a discretionary bonus of up to 60% of his Annual Base Salary if the Compensation Committee concludes that the Executive satisfied the performance targets and other criteria established by the Company at the beginning of each year.

(c)	Restricted Stock. The Executive shall purchase 16,139 shares of common stock of H-Lines Holding Corp. at an aggregate price equal to $129,112 (“Restricted Stock”). The Restricted Stock shall be governed by the terms of the restricted stock agreement as approved by the Compensation Committee. The Restricted Stock shall also be governed by the terms of the applicable stockholders agreement and voting trust agreement.

(d)	Benefits. The Executive shall be entitled to participate in employee benefit plans, programs and arrangements of the Company now (or, to the extent determined by the Board, hereafter) in effect which are applicable to the senior officers of the Company.

(e)	Vacation. During the Term, the Executive shall be entitled to four weeks paid vacation each calendar year. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

(f)	Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s expense reimbursement policy.

(g)	Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of the Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. The Executive shall cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier. The Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

4.	Termination.

The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)	Circumstances.

(i)	Death. The Executive’s employment hereunder shall terminate upon his death.

(ii)	Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company shall terminate effective on the thirtieth day after receipt of such notice by the Executive, provided that within the thirty days after such receipt, the Executive shall not have returned to full-time performance of his duties.

(iii)	Termination for Cause. The Company may terminate the Executive’s employment for Cause.

(iv)	Termination without Cause. The Company may terminate the Executive’s employment without Cause.

(v)	Resignation by the Executive. The Executive may resign his employment.

(vi)	Non-extension of Term by the Company. The Company may give notice of non-extension to the Executive pursuant to Section 2(b).

(vii)	Non-extension of Term by the Executive. The Executive may give notice of non-extension to the Company pursuant to Section 2(b).

(b)

Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of Termination which, if submitted by the Executive, shall be at least thirty days following the date of such notice (a “Notice of Termination”); provided, however, that the Company may, in its sole discretion, change the Date of Termination to any earlier date following the Company’s receipt of the Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(c)	Company Obligations upon Termination. Upon termination of the Executive’s employment pursuant to Section 4(a)(i) – (vii) or for any reason or circumstance other than the reasons and circumstances set forth in Section 4(a)(i) – (vii), the Executive (or the Executive’s estate) shall be entitled to receive the sum of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, any expenses, incurred up to the Date of Termination, owed to the Executive under Section 3(f), any accrued vacation pay owed to the Executive pursuant to Section 3(e), and any amount arising, up to the Date of Termination, from the Executive’s participation in, or benefits under any employee benefit plans, programs or arrangements under Section 3(d), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

5.	Severance Payments.

In addition to any amounts to be paid under Section 4(c), the Executive shall receive the amounts and benefits set forth in Section 5(a):

(a)	Termination without Cause. If the Executive’s employment shall terminate without Cause pursuant to Section 4(a)(iv), the Company shall:

(i)	pay to the Executive, in accordance with the Company’s regular payroll practice following the Date of Termination, an amount equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive had continued his employment hereunder for a period of one year following the Date of Termination; and

(ii)	continue coverage for the Executive and any dependents under all Company group health benefit plans in which the Executive any dependents were entitled to participate immediately prior to the Date of Termination for one year following the Date of Termination, to the extent permitted thereunder; provided that, Executive’s receipt of the payments or benefits under this Section 5(a) is conditioned upon the execution, without revocation, by the Executive of a binding general waiver and release of claim in a form agreed upon by the Company and the Executive.

(b)	Mitigation of Damages. In the event of any termination of the Executive’s employment by the Company other than for retirement, the Executive shall be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self-employment shall be offset against any obligation of the Company to the Executive under this Agreement.

6.	Competition.

(a)	The Executive shall not, at any time during the Term or during the twelve-month period following the later of the expiration of the Term or the Date of Termination directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any business of the Company or any entity owned by the Company anywhere in the world provided, however, that the Executive shall be permitted to acquire a passive stock or equity interest in such a business provided the stock or other equity interest acquired is not more than five percent of the outstanding interest in such business.

(b)	During the Term or during the term set forth in Section 6(a) whichever is longer, the Executive will not, and will not permit any of his affiliates to, directly or indirectly, recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of the Company to terminate its employment or arrangement with the Company, otherwise change its relationship with the Company, or establish any relationship with the Executive or any of his affiliates for any business purpose deemed competitive with the business of the Company.

(c)	In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)	As used in this Section 6, the term “Company” shall include the Company, its parent, related entities, and any of its direct or indirect subsidiaries.

7.	Nondisclosure of Proprietary Information.

(a)

Except as required in the faithful performance of the Executive’s duties hereunder or pursuant to Section 7(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important. material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b)	Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes.

(c)	The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

(d)	As used in this Section 7, the term “Company” shall include the Company, its parent, related entities, and any of its direct or indirect subsidiaries.

8.	Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Company’s business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the Term, and for a period of twelve months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

9.	Injunctive Relief.

It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 6, 7 and 8 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of breach of any of the covenants contained in Sections 6, 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

10.	Assignment and Successors.

The Company may assign its rights and obligations under this Agreement only to an assignee that is qualified under applicable law to become an owner of a Jones Act business (including any successor to all or substantially all the assets of the Company, by merger or otherwise). The Company may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. The Executive may not assign his rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

11.	Governing Law.

This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the state of New York, without reference to the principles of conflicts of law of New York or any other jurisdiction, and where applicable, the laws of the United States.

12.	Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.	Notices.

Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

(a)	If to the Company:

Horizon Lines, LLC

2101 Rexford Rd. Suite 350 West

Charlotte, N.C. 28211

Fax.:

Attn:

with a copy to:

H-Lines Holding Corp.

c/o Castle Harlan Partners IV, L.P.

150 East 58th Street

New York, New York 10155

Fax: (212) 207-8042

Attn: Marcel Fournier

          and

          Howard Weiss

and a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Fax: (212) 593-5955

Attn: André Weiss

(b)	If to the Executive:

M. Mark Urbania

or at any other address as any party shall have specified by notice in writing to the other party.

14.	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15.	Entire Agreement.

The terms of this Agreement and the other agreements and instruments contemplated hereby or referred to herein (collectively the “Related Agreements”) are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement, including, but not limited to, the Employment Agreement dated as of December 15, 2003 between Horizon Lines, LLC and the Executive. The parties further intend that this Agreement and the Related Agreements shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement and the Related Agreements.

16.	Amendments; Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

17.	No Inconsistent Actions.

The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

18.	Construction.

This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

19.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in North Carolina in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 6, 7 or 8 of the Agreement and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Only individuals who are (i) lawyers engaged fulltime in the practice of law; and (ii) on the AAA register of arbitrators shall be selected as an arbitrator. Within twenty days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable, provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. The arbitrator shall require the non-prevailing party to pay the arbitrator’s full fees and expenses or, if in the arbitrator’s opinion there is no prevailing party, the arbitrator’s fees and expenses will be borne equally by the parties thereto. In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 19, the non-prevailing parties shall be required to pay the reasonable attorney’s fees and expenses of the prevailing parties, except that if in the opinion of the court or arbitrator deciding such action there is no prevailing party, each party shall pay its own attorney’s fees and expenses.

20.	Enforcement.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

21.	Withholding.

The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

22.	Employee Acknowledgement.

The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

23.	Indemnification and Liability Insurance.

The Company hereby covenants and agrees to indemnify the Executive and hold him harmless to the fullest extent permitted by law and under the By-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of his duties and obligations with the Company. The Company, within 30 days of presentation of invoices, shall reimburse the Executive for all reasonable legal fees and disbursements reasonably incurred by the Executive in connection with any potentially indemnifiable matter under this Section 23; provided, however, that the Executive shall consult with the Company prior to selecting his counsel and shall obtain the Company’s approval, which approval shall not be unreasonably withheld, of such counsel.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ Charles G. Raymond
Name: Charles G. Raymond
Title: President and Chief Executive Officer

EXECUTIVE

By:	/s/ M. Mark Urbania
M. Mark Urbania
Address: